The share exchange described in this press release involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Translation)

(Securities Code 7748)

February 10, 2022

To Our Shareholders:

Holon Co., Ltd. 5-40-1 Kamisuna-cho, Tachikawa-shi, Tokyo Hao Zhang, Representative Director and President

Notice of Extraordinary Shareholders Meeting

Thank you very much for your continued support.

Notice is hereby given that an Extraordinary Shareholders Meeting of Holon Co., Ltd. (the “Company”) will be held as indicated below.

From the viewpoint of preventing the spread of COVID-19, you are kindly requested to exercise your voting rights in advance in writing or by electromagnetic means (such as via the Internet) as much as possible and to refrain from coming to the venue of the meeting regardless of your health conditions. Please review the following Reference Materials for the General Shareholders Meeting and exercise your voting rights by 5:00 p.m. on Friday, February 25, 2022 (Japan Standard Time).

1. Date and time:	February 28, 2022 (Monday) at 9:00 a.m. (The reception desk is scheduled to open at 8:30 a.m.)
2. Place:

Conference room on the 4th floor of the Company’s office building

5-40-1 Kamisuna-cho, Tachikawa-shi, Tokyo

(Please refer to the General Shareholders’ Meeting Hall Guide Map at the end of this document. Please note that the place has been changed from the venue for the annual shareholders meeting held in June 2021.)

1

3. Purpose:
Matters for resolution:	Approval of the Share Exchange Agreement

4. Guidance notes on the exercise of voting rights
(1) If you are to exercise your voting rights in writing:
Please indicate your approval or disapproval on the enclosed Voting Rights Exercise Form and return it by mail so that it arrives by 5:00 p.m. on Friday, February 25, 2022 (Japan Standard Time).
(2) If you are to exercise your voting rights via the Internet:
Please access our website for the exercise of voting rights at the URL indicated on the enclosed Voting Rights Exercise Form and enter your approval or disapproval by 5:00 p.m. on Friday, February 25, 2022 (Japan Standard Time).
* If you exercise your voting rights both in writing and via the Internet, only the exercise via the Internet will be treated as valid.
* If you exercise your voting rights via the Internet more than once, only the last exercise will be treated as valid.

1.  If you attend the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.

2.  In the event of any circumstance requiring a revision to the attachments and/or the Reference Materials for the General Shareholders Meeting, the revised information will be posted on the Company’s website on the Internet (https://www.holon-ltd.co.jp).

* Please note our service suspension period due to website maintenance work

From 5:00 a.m. on February 11, 2022 (Friday/holiday) to 5:00 a.m. on February 14, 2022 (Monday)

2

Reference Materials for the General Shareholders Meeting

Proposal and Matters of Reference

Proposal:      Approval of the Share Exchange Agreement

The Company and A&D Company, Limited (“A&D;” and together with the Company, the “Companies”) decided at their respective board of directors meetings held on November 29, 2021 to conduct a management integration (the “Management Integration”) with an accompanying transition to a holding company structure, and based on this decision, entered into a share exchange agreement (the “Share Exchange Agreement”) concerning a share exchange in which A&D will be the wholly-owning parent company resulting from share exchange and the Company will be the wholly-owned subsidiary resulting from share exchange (the “Share Exchange”).

The purpose of this Proposal is to seek shareholders’ approval for the Share Exchange Agreement.

The Share Exchange is scheduled to be conducted and take effect on April 1, 2022 (the “Effective Date”) subject to the approval of the Company’s and A&D’s respective shareholders meetings.

The reasons for conducting the Share Exchange, the outline of terms of the Share Exchange Agreement and other matters relating to this Proposal are as follows:

1.	Reasons for Conducting the Share Exchange
(1)	Background and purpose, etc. of Management Integration

A&D was founded in May 1977 as an electronic measuring instrument maker, and the Company was founded eight years later in May 1985 as a maker of devices for performing small-scale measurements using electron beams.

A&D’s core technology is A/D and D/A conversion technology (meaning technology for converting analog quantities to digital values), and it has established locations throughout the world and expanded its business in the fields of the measuring and weighing instrument business and the medical and health equipment business. A&D’s lineup of products in the measuring and weighing instrument business include (a) measurement control simulation systems, (b) electron guns that perform ultrafine processing of semiconductors used for lithography equipment and creating electronic substrates for semiconductors, and digital/analog converters for lithography equipment, (c) testing equipment for purposes such as subjecting various products to a variety of loads in order to observe resistances to those loads, (d) environmental measuring instruments, (e) electronic balances and platform scales, (f) indicators suited to tasks such as the measurement of dynamic phenomena such as load, pressure, torque, and tension, (g) counting scales that count the numbers of objects, and (h) load cells that convert the strength of a force into an electronic signal. A&D’s lineup of products in the medical and health equipment business include (i) digital blood pressure monitors for home use, (j) blood pressure monitoring equipment, (k) fully automatic blood pressure monitors, (l) highly accurate body-weight scales, and (m) ultrasonic nebulizers.

Regarding semiconductor manufacturing equipment, since its founding, A&D has supplied D/A converters for electron beam lithography equipment primarily to mask manufacturing equipment makers. In recent years, semiconductor capacity has increased while semiconductors have become miniaturized, due to which light sources are transitioning from laser beams to electron beams, which are created by electron guns and have shorter wavelengths. A&D has worked to develop electron guns from an early stage and has released products that have both high output and stability. Additionally, A&D also provides beam deflection circuits that control the direction of the electron beam, and this is made possible by high-performance, ultra-high-speed, and high-precision D/A converters (DACs) (D/A converters for electron beam lithography equipment) that utilize the A/D and D/A conversion technology that has been A&D’s core technology since its founding. In order to achieve such high performance, A&D has also refined the component technologies such as high-voltage power source equipment and electron beam lens tubes to make such product development possible.

3

Based on its core technology of electron beams, the Company’s main products are CD-SEMs (critical dimension SEMs; scanning electron microscopes (which measure small gaps) that precisely measure the distance between two points on the pattern of a photomask (quartz glass substrates that are used as the foundation of semiconductors); some CD-SEMs are equipped with features such as technology that compares measurements to design data and converts the differences into data) and DR-SEMs (defect review SEMs; scanning electron microscopes that can analyze defective material using X-rays), which are types of semiconductor inspection equipment that utilize electron microscopes, and the Company has expanded its business mainly in East Asia. Additionally, the Company also offers lens tubes through its core technology of electron beams. The Company intends to aggressively progress with multi-faceted technological development in order to be able to provide solutions for measurements and inspections in the semiconductor manufacturing process using technologies that use electron beams and to provide optimal solutions for the needs of a diverse range of customers.

For over 30 years, A&D and the Company have grown together by establishing a deep relationship as business partners. A&D provided the Company with funding soon after its original founding, and thereafter, A&D made the Company an equity-method affiliate in 2008 by engaging in capital and business alliance. Then A&D made the Company a consolidated subsidiary in 2018 by conducting a tender offer for the common shares of the Company (the “Company Common Shares”). In addition to their capital relationship, the companies also interact in regard to technical matters by engaging in the joint development of next-generation semiconductor inspection led by the Company using technologies provided by A&D such as the ultra-high-speed, high-precision D/A converters stated above.

However, the business environments of the Companies have been significantly changing recently. For A&D, in its measuring and weighing instrument businesses, investment in internal combustion engines is expected to taper off as we progress to carbon neutrality in the automotive industry and related industries, investment in EVs (electric vehicles) is greatly increasing, and in the medical and health equipment business, demand for remote medical treatment is increasing due to COVID-19.

In the semiconductor industry, which is the Company’s main business area, further developments are expected through 5G, the next-generation telecommunications technology, and the IoT, as well as through data centers utilizing AI in order to accumulate and use data; additionally, due to factors such as increased global demand for PCs and tablets due to COVID-19 and increased demand for capital investment in infrastructure such as cloud services, there is an opportunity to further expand business. At the same time, it is necessary to respond to advances in semiconductor manufacturing equipment (EUV lithography) in order to make advances in miniaturization technologies in the future, and as more advanced technologies are required, it is necessary to further promote research and development for developing next-generation equipment.

4

In order to take appropriate measures to respond to these changes in the business environment and achieve the sustainable development of the Companies, A&D and the Company have discussed and considered methods to increase corporate value by effectively using the management resources of the Companies.

Specifically, A&D and the Company have held discussions from early May 2021 regarding the possibility of greater cooperation, including a management integration between the Companies, as well as the method thereof. Following that, while A&D considered that amid the business environment stated above, it is increasingly important to effectively use the management resources of the Companies and to achieve prompt decision-making in order to expand the synergies created from the cooperation between the Companies, in consideration of maintaining the independence of the Company’s management, A&D made a proposal regarding the Management Integration (the “Proposal”) to the Company on September 15, 2021.

Following that, after engaging in discussions on multiple occasions, the Companies determined that in order to maintain the good relationships that each has with its customers and maintain the corporate culture and independence of each company while creating a management structure that is able to bring together the overlapping operations of the Companies in the most efficient way possible, and thereby contribute to increasing the corporate value of the entire group, including the Companies, the optimum method would be to conduct the Management Integration, in which each business company will maintain its functions as a business company under a holding company that fulfills the functions of group management and administration and asset management.

By conducting the Management Integration, the Companies believe it will become possible to resolve tasks to be addressed by aligning the direction of the group more than before and creating a structure that can rapidly respond to the changing business environment while utilizing the strengths of each of the Companies. Specifically, by creating a holding company structure through the Management Integration, the Companies will endeavor (I) to strengthen the group strategy function, (II) to effectively use group management resources, and (III) to maximize value for stakeholders, as stated below.

(I)	Strengthening of group strategy function

In order to increase the corporate value of the group, it is necessary to strengthen the decision-making function of the group and to strengthen the functions of planning and implementation by further clarifying the group’s goals and the roles of each company. Specifically, the holding company will specialize in the function of unifying management strategy and the function of asset management, and each business company will create an internal framework that can promote the businesses in which it specializes; by doing so, a structure will be created that clarifies the authorities and responsibilities of each business company and enables the business companies to focus solely on their respective roles. Additionally, by flexibly implementing measures such as organizational restructuring within the group to suit changes in the business environment, growth will be maintained and accelerated, and it will be possible to further increase the corporate value of the group.

5

(II)	Effective usage of group management resources

By effectively allocating management resources within the group, it will be possible to aim to further increase management efficiency. Specifically, through achieving the optimal allocation of personnel by means such as promoting personnel exchanges, it will be possible to improve the profitability of the group as a whole by concentrating management resources in the business areas or business companies for which growth is expected.

(III)	Maximization of value for stakeholders

Through each business company contributing to the growth of the group as a whole under the holding company, which will fulfill the group strategy function, the Companies will provide even higher added value by achieving group synergistic effects and will endeavor to maximize value for stakeholders such as shareholders, transaction partners, and employees.

Additionally, as stated above, the Companies entered into a parent-subsidiary relationship in 2018 and have mainly interacted in regard to technical matters, but through the Management Integration, the Companies have determined that the achievement of synergies not limited to technical matters can be expected. The specific synergies created through the Management Integration are at present expected to be as follows.

(I)	Development of next-generation inspection equipment through combining technologies of A&D and the Company

By using component technologies of A&D, such as high-voltage power source equipment technology and electron beam lens tube technology, in equipment made by the Company, it will be possible to promote the development of extremely competitive next-generation inspection equipment that strives to achieve both highly stable measurements and high speed.

(II)	Reduced costs through the use of A&D group purchasing functions

By sharing the purchasing functions and purchasing information of the A&D group, it will be possible to reduce the Company’s procurement costs and transportation costs for materials and parts.

(III)	Increased productivity through the use of A&D group production facilities

By effectively using the production facilities of the A&D group in the future, it will be possible for the Company to internally manufacture important parts that it previously outsourced, reduce previous manufacturing lead times while increasing quality and profitability, and thereby increase the productivity of the Company.

(IV)	Use of A&D’s overseas locations

By using the overseas sales locations of A&D as service locations, the Companies consider that it will be possible to aim to increase sales and profit by providing more robust aftercare to the Company’s customers. Particularly, the Companies consider that it will be possible to provide more robust aftercare to the Company’s customers through A&D’s sales locations in the United States and thereby increase the rate of repeat customers.

6

(2)	Overview of Management Integration

The Management Integration will be conducted by (i) A&D acquiring from the shareholders who hold Company Common Shares (excluding A&D) all of the Company Common Shares held thereby through conducting the Share Exchange, in which A&D will be the wholly-owning parent company resulting from share exchange and the Company will be the wholly-owned subsidiary resulting from share exchange, and the Company thereby becoming a wholly-owned subsidiary of A&D; and (ii) A&D transferring to A&D Split Preparatory Company, Limited (whose trade name is to be changed to “A&D Company, Limited” (the “Split Preparatory Company”) on April 1, 2022 (planned) subject to the effectuation of the proposed absorption-type company split between A&D and the Split Preparatory Company (the “Absorption-Type Company Split”)), which is planned to be established as a wholly-owned subsidiary of A&D, the rights, obligations, and the like of A&D relating to all of its businesses, excluding its group management and administration business and asset management business (the “Transferred Businesses”) through A&D conducting the Absorption-Type Company Splitand becoming a holding company engaged in the group management and administration business and the asset management business.

In conjunction with the Management Integration, A&D will change its trade name to “A&D HOLON Holdings Company, Limited,” and the Split Preparatory Company will change its trade name to “A&D Company, Limited.”

A&D plans to continue its listing under its current securities code (7745) even after changing its trade name to “A&D HOLON Holdings Company, Limited.” Additionally, due to the Share Exchange, the Company Common Shares are planned to be delisted (with a final trading date of March 29, 2022) from the JASDAQ Standard Market of the Tokyo Stock Exchange on March 30, 2022 in advance of the Effective Date (planned to be April 1, 2022).

A.	Structure of Management Integration (diagram)
(i)	Current state (after establishment of Split Preparatory Company)

7

(ii)	After Share Exchange taking effect

(iii)	After Absorption-Type Company Split taking effect

B.	Change of trade names of A&D and Split Preparatory Company and other partial amendment to articles of incorporation

A&D plans to partially amend its articles of incorporation, including changing its trade name to “A&D HOLON Holdings Company, Limited” and changing its business purposes to purposes suitable for a holding company, on the Effective Date on the condition that the Absorption-Type Company Split has taken effect and plans to submit a proposal for that amendment to the extraordinary shareholders meeting of A&D planned to be held on February 28, 2022.

The Split Preparatory Company plans to change its trade name to “A&D Company, Limited” on the Effective Date on the condition that the Absorption-Type Company Split has taken effect.

2.	Summary of the Share Exchange Agreement

The terms of the Share Exchange Agreement are as follows:

Share Exchange Agreement

A&D Company, Limited (“A&D”) and Holon Co., Ltd. (“Holon”) hereby enter into a share exchange agreement (this “Agreement”) as of November 29, 2021 (the “Date of this Agreement”), as follows:

Article 1 (Method of Share Exchange)

Pursuant to the provisions of this Agreement, A&D and Holon shall conduct a share exchange (kabushiki kokan) wherein A&D will be the wholly-owning parent company in the share exchange, and Holon will be the wholly-owned subsidiary in the share exchange (the “Share Exchange”). A&D shall acquire all of the issued shares in Holon (excluding the shares in Holon held by A&D; hereinafter the same) by way of the Share Exchange.

8

Article 2 (Trade Names and Addresses)

A&D’s and Holon’s respective trade names and addresses are as follows:

(1)       A&D (wholly-owning parent company in the share exchange)

Trade name:       A&D Company, Limited

Address: 3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo

(2)       Holon (wholly-owned subsidiary in the share exchange)

Trade name:       Holon Co., Ltd.

Address: 5-40-1 Kamisuna-cho, Tachikawa-shi, Tokyo

Article 3 (Matters Regarding Monies, etc. Delivered upon the Share Exchange and Allotment thereof)

1.       Upon the Share Exchange, A&D shall deliver to each of the shareholders of Holon as of the time immediately before the acquisition by A&D of all of the issued shares in Holon by way of the Share Exchange (the “Reference Time”) (which refers to the shareholders after the cancellation of Holon’s treasury shares under Article 9 and excludes A&D; hereinafter the “Shareholders Subject to Allocation”) such number of shares in A&D as is obtained by multiplying the total number of shares in Holon held by the relevant shareholder by 3.60.

2.       Upon the Share Exchange, A&D shall allot to each Shareholder Subject to Allocation 3.60 shares in A&D for each share in Holon held by the relevant Shareholder (the “Share Exchange Ratio”).

3.       If there is a fraction of less than one share in the number of shares in A&D that A&D delivers to the Shareholders Subject to Allocation pursuant to the provisions of the preceding two Paragraphs, A&D shall treat the fractional shares in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4 (Matters Regarding A&D’s Capital and Reserves)

The amounts of A&D’s stated capital and capital reserves to be increased upon the Share Exchange shall be appropriately specified by A&D in accordance with Article 39 of the Regulations on Corporate Accounting.

Article 5 (Effective Date)

The date on which the Share Exchange becomes effective (the “Effective Date”) shall be April 1, 2022; provided, however, that A&D and Holon may change the Effective Date by agreement through consultation if such change is necessary for the progress of the Share Exchange proceedings or for any other reason.

Article 6 (Resolution of Shareholders Meeting)

A&D and Holon shall each seek a resolution of the shareholders meeting on the approval of this Agreement and other matters necessary for the Share Exchange by the day preceding the Effective Date.

Article 7 (Limitation on Dividends of Surplus and Acquisition of Treasury Shares)

1.       A&D may pay a dividend of surplus of up to JPY 15 per share with a record date of March 31, 2022.

2.       Holon may pay a dividend of surplus of up to JPY 10 per share with a record date of March 31, 2022.

3.       Except as provided in the preceding Paragraphs, A&D and Holon shall not adopt, after the Date of this Agreement, a resolution for the distribution of surplus with a record date before the Effective Date, and shall not acquire, after the Date of this Agreement, any treasury shares with an acquisition date before the Effective Date (excluding the acquisition of treasury shares in response to demands for the purchase of shares less than one unit as provided in Article 192, Paragraph 1 of the Companies Act and the acquisition of treasury shares in response to dissenting shareholders’ share purchase demands made in relation to the Share Exchange as provided in Article 797, Paragraph 1 of the Companies Act).

Article 8 (Management of Company Assets)

During the period from the Date of this Agreement through the Effective Date, each of A&D and Holon shall perform its business and manage and operate its assets, and cause its subsidiaries to perform their respective businesses and manage and operate their respective assets, in each case with the due care of a good and prudent manager except for the matters provided in the preceding Article and Article 10, and shall consult and agree with the other party before performing any act that may have a material effect on its assets or rights and obligations, or any act that will have a material effect on the consummation of the Share Exchange or the Share Exchange Ratio.

9

Article 9 (Cancellation of Holon’s Treasury Shares)

If approved by a resolution of Holon’s shareholders meeting as provided in Article 6, Holon shall, by resolution of Holon’s board of directors meeting to be adopted no later than the day preceding the Effective Date, cancel as of the Reference Time all of the treasury shares it holds at the Reference Time (including any treasury shares that Holon may acquire by way of purchase of shares in response to dissenting shareholders’ share purchase demands made in relation to the Share Exchange as provided in Article 785, Paragraph 1 of the Companies Act).

Article 10 (Other Organizational Restructuring)

A&D and Holon confirm that, A&D will execute an absorption-type company split agreement with a stock company (kabushiki kaisha) to be established as a wholly-owned subsidiary of A&D (the “Subsidiary”) promptly after the Date of this Agreement with respect to an absorption-type company split wherein A&D, the split company, will cause the Subsidiary, the company succeeding in the absorption-type company split, to succeed to A&D’s rights and obligations relating to all of its businesses excluding the group management and administration business and the asset management businesses (the “Absorption-type Company Split”), and will conduct the Absorption-type Company Split with the effective date being April 1, 2022 subject to the effectuation of the Share Exchange.

Article 11 (Change of Conditions of the Share Exchange and Termination of this Agreement)

If (i) any material change occurs to A&D’s or Holon’s assets or financial condition; (ii) any situation that will materially impair the consummation of the Share Exchange arises or becomes evident; or (iii) the achievement of the purpose of the Share Exchange becomes otherwise difficult during the period from the Date of this Agreement through the Effective Date, A&D and Holon may, by agreement through consultation, change the conditions of the Share Exchange or any other terms of this Agreement, or terminate this Agreement.

Article 12 (Validity of the Share Exchange and this Agreement)

This Agreement shall lose its effect in the case of (i) failure to obtain approval by resolution of A&D’s or Holon’s shareholders meeting as provided in Article 6 by the day preceding the Effective Date; (ii) failure to obtain any of the approvals, permits, consents, etc. of the relevant authorities as provided by domestic or foreign laws and regulations that are needed to be obtained prior to the Effective Date in order to consummate the Share Exchange (including effectuation of the notifications to the relevant authorities or other bodies); or (iii) termination of this Agreement pursuant to the preceding Article.

Article 13 (Governing Law and Jurisdiction)

1.       This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.       The Tokyo District Court shall be the court of first instance having the exclusive jurisdiction over any and all disputes between the parties in relation to this Agreement.

Article 14 (Matters for Consultation)

Beyond the matters set forth in this Agreement, the matters necessary for the Share Exchange shall be determined by consultation and agreement between A&D and Holon in accordance with the intent of this Agreement.

IN WITNESS WHEREOF, A&D and Holon have executed this Agreement in duplicate and will retain one original each after affixing their respective names and seal impressions hereunto.

November 29, 2021

A&D:   A&D Company, Limited
3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
Yasunobu Morishima, Representative Director and President (seal)

Holon:   Holon Co., Ltd.
5-40-1 Kamisuna-cho, Tachikawa-shi, Tokyo
Hao Zhang, Representative Director and President (seal)

10

3.	Matters Concerning Appropriateness of the Consideration for the Exchange
(1)	Matters concerning appropriateness of the total number of consideration for the exchange and the allotments
(I)	Details of allotments relating to Share Exchange
	A&D (wholly-owning parent company resulting from share exchange)	Company (wholly-owned subsidiary resulting from share exchange)
Exchange ratio of Share Exchange	1	3.60
Number of shares to be delivered through Share Exchange	A&D Common Shares: 6,743,808 shares (planned)

(Note 1)  Share allotment ratio

For each Company Common Share, 3.60 common shares of A&D (the “A&D Common Shares”) will be allotted and delivered. If any event having a material effect on the share exchange ratio of the Share Exchange stated in the above table (the “Share Exchange Ratio”) occurs or is identified, the Share Exchange Ratio may be changed upon consultation between the Companies.

(Note 2)  Number of shares to be delivered through the Share Exchange

A&D plans to deliver A&D Common Shares in the number calculated based on the Share Exchange Ratio to the shareholders of the Company (excluding A&D) as of immediately before A&D acquires all of the Company Common Shares (excluding the Company Common Shares held by A&D) through the Share Exchange (the “Reference Time”) in exchange for the Company Common Shares held thereby. In regard to the A&D Common Shares to be delivered, A&D plans to use some of the treasury shares it holds and to issue new common shares.

The Company plans to cancel at the Reference Time all of the treasury shares held by the Company (including shares acquired in accordance with a share purchase demand by dissenting shareholders pursuant to Article 785, Paragraph (1) of the Companies Act in relation to the Share Exchange) at the Reference Time by a resolution of the board of directors of the Company to be held by the day preceding the Effective Date; accordingly, the number of shares actually allotted and delivered by A&D may be revised in the future.

(Note 3)  Handling of shares of less than one share unit

Shareholders of the Company who will receive an allotment of A&D Common Shares in a number less than one share unit (100 shares) due to the Share Exchange will be unable to sell those allotted shares on Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) or other financial instruments exchanges but will be able to use the following systems in relation to shares of A&D of less than one share unit.

1.	Purchase of shares of less than one share unit (sale of less than 100 shares)

Pursuant to Article 192, Paragraph (1) of the Companies Act, shareholders may demand that A&D purchase the shares of A&D of less than one share unit that the shareholder will hold.

11

2.	Additional purchase of shares of less than one share unit (additional purchase to reach 100 shares)

Pursuant to Article 194, Paragraph (1) of the Companies Act and the articles of incorporation of A&D, shareholders may make an additional purchase from A&D of the number of shares that will equal one share unit (100 shares) when combined with the shares of A&D of less than one share unit that the shareholder will hold, except in cases where A&D does not hold the number of treasury shares necessary for the additional purchase.

(Note 4)  Disposal of fractions of less than one share

In regard to shareholders of the Company who will receive an allotment of a fraction of less than one A&D Common Share due to the Share Exchange, in accordance with Article 234 of the Companies Act and the provisions of other related laws and ordinances, A&D will pay money to those shareholders based on the fractional portion of less than one share, and those shareholders will not be allotted shares for the fractional portion.

(II)	Basis, etc. for details of allotments relating to Share Exchange
A.	Basis and Reasons for Details of Allotments

In order to ensure fairness and appropriateness when calculating the Share Exchange Ratio stated in section “3.(1)(I) Details of allotments relating to Share Exchange” above to be used in the Share Exchange, A&D and the Company each separately requested a third-party valuation agency independent from the Companies to calculate the share exchange ratio; A&D selected Saitama Resona Bank, Limited as its financial advisor and Plutus Consulting Co., Ltd. (“Plutus”) as its financial advisor and third-party valuation agency, and the Company selected Yamada Consulting Group Co., Ltd. (“Yamada Consulting”) as its financial advisor and third-party valuation agency.

As stated in section “(3)(I) Measures to ensure fairness” below, as a result of careful discussion and consideration taking into account matters such as the calculation statement and fairness opinion (the “Fairness Opinion”) concerning the share exchange ratio received on November 26, 2021 from Plutus, a third-party valuation agency, and advice from Mori Hamada & Matsumoto, A&D reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of A&D and accordingly determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As stated in section “(3)(I) Measures to ensure fairness” below, the Company engaged in careful discussion and consideration taking into account the calculation statement concerning the share exchange ratio received on November 26, 2021 from Yamada Consulting, a third-party valuation agency, advice from Anderson Mori & Tomotsune, and a report received on November 26, 2021 from a special committee composed of members without interests in A&D, the controlling shareholder of the Company (the details of the special committee are as stated in section “(II) Measures to avoid conflicts of interest” below). As a result, the Company reached the conclusion that the Share Exchange Ratio is appropriate and is not disadvantageous to its minority shareholders and accordingly determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

12

In addition to the above, as a result of engaging in careful negotiations and discussions on multiple occasions regarding the share exchange ratio taking into account matters such as the results of due diligence that each of the Companies conducted in regard to the other and comprehensively considering financial status, asset status, future outlook, and other factors, A&D and the Company ultimately reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders and decided by a resolution of the board of directors of each of the Companies dated November 29, 2021 to execute the Share Exchange Agreement, which includes the Share Exchange Ratio.

The Share Exchange Ratio may be changed upon agreement between the Companies in accordance with the Share Exchange Agreement in cases such as if a material change occurs in regard to the various conditions on which the calculation of the Share Exchange Ratio was based.

B.	Matters relating to calculation
(i)	Names of valuation agencies and relationships with Companies

Plutus, the valuation agency of A&D, and Yamada Consulting, the valuation agency of the Company, are both valuation agencies independent of A&D and the Company, do not qualify as related parties of A&D or the Company, and do not have any material interests that should be stated in relation to the Share Exchange.

(ii)	Summary of calculation

Plutus performed the calculation using market price analysis because the A&D Common Shares and the Company Common Shares are listed on financial instruments exchanges and therefor have market prices, discounted cash flow analysis (“DCF Analysis”) in order to reflect future business activities in the valuation, and comparable company analysis because it is possible to infer the share value through comparison to similar companies as there are listed companies that are comparable to the Companies.

The valuation ranges for each valuation method if the share value per A&D Common Share is assumed to be 1 are as follows.

Method Used	Valuation Range of Share Exchange Ratio
Market price analysis	3.03 to 3.17
DCF Analysis	1.05 to 4.30
Comparable company analysis	1.12 to 3.53

In the market price analysis, November 26, 2021 was set as the calculation base date, and for both of the Companies, the closing prices of their respective shares on the First Section or JASDAQ Standard Market of the Tokyo Stock Exchange on the calculation base date and the simple average closing prices on trading days during the one-month, three-month, and six-month periods up to the calculation base date were used.

The financial forecasts of A&D on which Plutus based the calculation using the DCF Analysis do not include any significant increases or decreases in profit. However, the financial forecasts of the Company include business years in which a significant increase or decrease in profit is expected. Specifically, an increase in operating profit of approximately 97% year-on-year is expected for the year ending March 2023 as changes in delivery times due to part and material procurement shortages in the semiconductor market have been included. Additionally, other than listing maintenance costs, it is difficult at present to estimate the synergistic effects expected to be realized through conducting the Share Exchange; accordingly, these financial forecasts are not based on the Share Exchange being conducted.

13

Additionally, A&D received the Fairness Opinion from Plutus on November 26, 2021. The Fairness Opinion expresses an opinion that the share exchange ratio agreed to by the Companies is fair to A&D from a financial perspective in consideration of factors such as the results of the calculation of the share exchange ratio based on the business plans prepared by A&D and the Company and the market prices of the Companies. The Fairness Opinion has been issued following the consideration of the results of the calculation of the share exchange ratio performed by Plutus after receiving disclosure from the Companies of the current state of their businesses, their future business plans, and the like and receiving explanations in regard thereto, the consideration of question and answer sessions with the Companies regarding the overview, background, and purpose of the Share Exchange, and the consideration of matters such as the business environments and economic, market, and financial conditions of the Companies to the extent determined necessary by Plutus as well as following review procedures by a review board independent from the engagement team at Plutus (Note).

(Note)	When preparing and submitting the Fairness Opinion and performing the calculation of the share exchange ratio stated above on which the Fairness Opinion is based, Plutus relied on supporting materials provided by A&D and the Company, publicly available materials, and information provided orally by the Companies and has assumed that these materials, etc. are accurate and complete and that there are no facts undisclosed to Plutus that could have a material impact on the calculation of the share exchange ratio. Other than the procedures stated above, Plutus has not performed any investigation or verification and bears no obligation to do so.

Additionally, Plutus has not performed any independent valuation or appraisal of the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the Companies or the related companies of A&D, including any analysis or valuation of individual assets and liabilities, and has not received the submission of any valuation statements or appraisal statements in regard thereto from the Companies or the related companies of A&D. Plutus has not performed any evaluation of the creditworthiness of the Companies or the related companies of A&D under applicable laws and ordinances in relation to bankruptcy, suspension of payments, or other similar matters.

Plutus has assumed that the business plans and other materials of A&D and the Company used as supporting materials for the Fairness Opinion were reasonably prepared by the management of each of the Companies based on the best forecasts and judgments possible at the time of preparation. Plutus does not guarantee the feasibility of the business plans, etc. and does not express any opinion in regard to the analyses and forecasts based on which the business plans, etc. were prepared or the various conditions on which those analyses and forecasts were based.

14

Plutus has assumed that the Share Exchange Agreement will be lawfully and validly prepared and executed and will be approved by the shareholders meeting of A&D, that the Share Exchange will be lawfully and validly conducted in accordance with the terms and conditions stated in the Share Exchange Agreement, and that the Share Exchange will be completed in accordance with the terms and conditions of the Share Exchange Agreement without any waiver, revision, or amendment of material terms and conditions or agreed matters stated in the Share Exchange Agreement. Additionally, Plutus has assumed that the Share Exchange will be lawfully and validly conducted, that the tax effects of the Share Exchange will not differ from those anticipated by the Companies, and that all consents, approvals, and authorizations of governments, regulatory authorities, and other persons necessary for conducting the Share Exchange will be obtained without damaging in any way the benefits anticipated to be created by the Share Exchange, and Plutus bears no obligation to independently investigate these matters. Plutus has not been requested by A&D to consider, and has not considered, the decision-making of A&D in relation to conducting the Share Exchange or a comparative evaluation of the Share Exchange and other strategic alternatives. Plutus is not an expert in regard to accounting, tax, or law, has not performed any independent analysis or consideration of the lawfulness and validity of any matters relating to the Share Exchange or the appropriateness of accounting and tax treatment, and does not bear any obligation to do so. Plutus has assumed that the anticipated tax effects pertaining to the Share Exchange presented by A&D will be realized.

The Fairness Opinion expresses an opinion as of the date of preparation in regard to whether or not the Share Exchange Ratio agreed to by the Companies is fair to A&D from a financial perspective based on the financial, capital market, and economic conditions and other circumstances as of the date of preparation and based on the information provided to or obtained by Plutus up to the date of preparation, and even if there is a change in these matters due to subsequent changes in circumstances, Plutus bears no obligation to revise, amend, or supplement the content of the Fairness Opinion. Additionally, the Fairness Opinion does not imply or suggest any opinion other than the matters expressly stated therein or in regard to any matters on or after the date of submission thereof. The Fairness Opinion only expresses an opinion in regard to the Share Exchange Ratio being fair to A&D from a financial perspective, does not express any opinion whatsoever to holders of securities issued by A&D, creditors of A&D, or other related persons, and does not recommend any action in relation to the Share Exchange to the shareholders of A&D.

Additionally, the Fairness Opinion has been provided by Plutus for the purpose of being used as supporting material for determinations to be made in the business decision-making of the board of directors of A&D relating to the Share Exchange Ratio and cannot be relied upon by any other person.

Yamada Consulting performed the calculation by using the market price analysis because the Companies are listed on financial instruments exchanges and therefor have market prices, DCF Analysis in order to reflect future business activities in the valuation, and comparable company analysis because it is possible to infer the share value through comparison to similar companies as there are multiple listed companies that are comparable to A&D and the Company. In the market price analysis, November 26, 2021 was set as the calculation base date, and for A&D, the closing price on the First Section of the Tokyo Stock Exchange on the calculation base date and the simple average closing prices for the one-month, three-month, and six-month periods up to the calculation base date were used, while for the Company, the closing price on the JASDAQ Standard Market of the Tokyo Stock Exchange on the calculation base date and the simple average closing prices for the one-month, three-month, and six-month periods up to the calculation base date were used.

15

In the DCF Analysis, taking into consideration assumptions deemed to be reasonable, such as the profit forecasts and investment plans based on the business plan for the fiscal year ending March 2022 to the fiscal year ending March 2024 prepared by A&D, Yamada Consulting discounted A&D’s share value to the present value at a certain discount rate each fiscal year at a range of 6.30% to 7.70%. For March 2025 and after, for which there is no business plan, present value was calculated using the permanent growth rate method and the exit multiple method, with the permanent growth rate being −0.25% to 0.25% and the exit multiple being 4.62 to 5.62. In regard to the Company, taking into consideration assumptions deemed to be reasonable, such as the profit forecasts and investment plans based on the business plan for the fiscal year ending March 2022 to the fiscal year ending March 2024 prepared by the Company, Yamada Consulting discounted the share value to the present value at a certain discount rate each fiscal year at a range of 8.20% to 10.02%. For March 2025 and after, for which there is no business plan, present value was calculated using the permanent growth rate method and the exit multiple method, with the permanent growth rate being −0.25% to 0.25% and the exit multiple being 8.70 to 9.70.

The profit plan of A&D used in the DCF Analysis by Yamada Consulting does not include any significant increases or decreases in profit.

Additionally, the profit plan of the Company used in the DCF Analysis by Yamada Consulting was prepared based on the current organizational structure; however, it includes business years in which a significant increase in profit year-on-year is expected. Specifically, an increase in operating profit of approximately 97% year-on-year is expected for the year ending March 2023 as changes in delivery times due to part and material procurement shortages in the semiconductor market have been included.

Finally, in the comparable company analysis, CHINO CORPORATION, DKK-TOA CORPORATION, IMV CORPORATION, NIHON KOHDEN CORPORATION, and Fukuda Denshi Co., Ltd were selected as similar listed companies engaged in businesses relatively similar to those of A&D, and the share value of A&D was calculated using the ratio of EBITDA to enterprise value (the EV/EBITDA ratio), while V Technology Co., Ltd., MICRONICS JAPAN CO., LTD. , TESEC Corporation, and ADVANTEST CORPORATION were selected as similar listed companies engaged in businesses relatively similar to those of the Company, and the share value of the Company was calculated using the ratio of EBITDA to enterprise value (the EV/EBITDA ratio).

The relevant profit plans are assumed to have been reasonably prepared based on the best forecasts and judgments possible at present, and Yamada Consulting does not guarantee the feasibility of those plans. The results of the calculation regarding the range of the number of A&D Common Shares to be allotted for each of the Company Common Shares based on each valuation method are as follows.

16

Method Used	Valuation Range of Share Exchange Ratio
Market price analysis	2.51 to 3.76
DCF Analysis	1.71 to 4.48
Comparable company analysis	1.39 to 1.95

When calculating the share exchange ratio, Yamada Consulting used in principle the information provided by the Companies and information, etc. that is publicly available; Yamada Consulting assumed that those materials and information, etc. are all accurate and complete and did not perform any independent verification of the accuracy and completeness thereof. Additionally, in regard to the assets and liabilities of the Companies (including off-balance-sheet assets and liabilities and other contingent liabilities), Yamada Consulting did not perform any independent valuation, appraisal, or assessment and did not request a third-party agency to perform any valuation, appraisal, or assessment. Moreover, it is assumed that information relating to financial forecasts (including profit plans and other information) submitted by the Companies was reasonably prepared by the management of each company based on the best forecasts and judgments possible at the time of submission. The calculation by Yamada Consulting reflects the information obtained thereby and the economic conditions up to November 26, 2021.

(2)	Reason for selecting A&D Common Shares as consideration for the exchange

A&D and the Company have selected the A&D Common Shares as consideration for the Share Exchange.

The Company has determined that this selection is appropriate because (i) A&D Common Shares are traded on the First Section of the Tokyo Stock Exchange, and trading opportunities will be secured on said market (or on and after April 4, 2022, on a market corresponding to the market classification after the review) after the Effective Date; and (ii) the Company’s shareholders can expect to enjoy synergies that will result from the Share Exchange.

(3)	Matters considered so as not to prejudice the interests of the Company’s shareholders
(I)	Measures to ensure fairness

As A&D already holds 1,950,100 Company Common Shares (51.00% as the ratio of shares held to the number of shares (3,823,380 shares) calculated by deducting the number of treasury shares of the Company (520 shares) from the total number of issued shares as of September 30, 2021 (3,823,900 shares) (the ratio is rounded to the second decimal place; the same applies below in regard to holding ratios)), and the Company is a consolidated subsidiary of A&D, A&D and the Company determined that it is necessary to ensure the fairness of the share exchange ratio in the Share Exchange and have therefore taken the following measures.

(i)	Obtainment of calculation statements from independent third-party valuation agencies

A&D selected Plutus as its third-party valuation agency and obtained a share exchange ratio calculation statement concerning the Share Exchange Ratio on November 26, 2021. Additionally, A&D obtained an opinion statement from Plutus to the effect that the Share Exchange Ratio is appropriate and fair from a financial perspective (a fairness opinion). Please refer to “Matters relating to calculation” in section (II)-B above regarding a summary of the share exchange ratio calculation statement and the Fairness Opinion. The Company selected Yamada Consulting as its third-party valuation agency and obtained a calculation statement concerning the share exchange ratio on November 26, 2021. Please refer to “Matters relating to calculation” in section (II)-B above for a summary of the calculation statement. The Company has not obtained an opinion statement from Yamada Consulting to the effect that the Share Exchange Ratio is appropriate and fair from a financial perspective (a fairness opinion).

17

(ii)	Advice from independent law firms

A&D retained Mori Hamada & Matsumoto and the Company retained Anderson Mori & Tomotsune as their respective legal advisors, and each company respectively received legal advice therefrom in regard to matters such as the method and process of decision-making by its board of directors, including the procedures for the Share Exchange. Mori Hamada & Matsumoto and Anderson Mori & Tomotsune are independent of A&D and the Company and do not have any material interests in A&D or the Company.

(II)	Measures to avoid conflicts of interest

As A&D is the controlling shareholder of the Company who already holds 1,950,100 Company Common Shares (51.00% as the ratio of shares held to the number of shares (3,823,380 shares) calculated by deducting the number of treasury shares of the Company (520 shares) from the total number of issued shares as of September 30, 2021 (3,823,900 shares)), the Company has taken the following measures to avoid conflicts of interest.

(i)	Obtainment by the Company of report from Special Committee without interests

Having received a proposal for the Management Integration from A&D on September 15, 2021, the Company established a special committee (the “Special Committee”) by a resolution of the board of directors meeting held on September 28, 2021 in order to ensure careful decision-making by the Company in relation to the Management Integration, to remove any risk of arbitrariness or conflicts of interest and ensure fairness in the decision-making of the Company’s board of directors, and to obtain an opinion regarding whether or not the Company’s board of directors deciding to conduct the Management Integration would be disadvantageous to the minority shareholders of the Company. The Special Committee is composed of four members: Mr. Shuji Inoue (outside director of the Company) and Mr. Hidekazu Saito (outside corporate auditor of the Company), who have been designated as independent officers by notification to the Tokyo Stock Exchange and were determined to be qualified to consider the Management Integration as they have no interests in A&D, the Company’s controlling shareholder, or in the Company, and have a significant level of knowledge in regard to matters such as the business details of and management tasks to be addressed by the Company as outside officers of the Company, and Mr. Akito Takahashi (attorney at Takahashi & Katayama Law Office) and Mr. Shinsuke Hasegawa (certified public accountant at Hasegawa Certified Public Accountant Office), independent outside experts who were determined to have the expertise and qualifications to consider the Management Integration as experts on M&A affairs who have no interests in A&D, the Company’s controlling shareholder, or in the Company. The Company selected them as the members of the Special Committee since Mr. Akito Takahashi has been engaged in legal work such as corporate legal affairs for many years and has thereby obtained a high level of experience and knowledge as an expert, and Mr. Shinsuke Hasegawa has knowledge on financial affairs and accounting obtained through his experience as a certified public accountant, and both of them have experience serving as special committee members for similar transactions. The Company initially selected these four members as the members of the Special Committee and has not made any changes thereto. Additionally, each member will be paid a fixed amount of remuneration or remuneration based on time worked as consideration for their duties, regardless of the details of the response of the Special Committee.

18

In considering the Management Integration, the Company consulted with the Special Committee regarding (a) whether the purpose of the Management Integration is found to be reasonable (including whether the Management Integration will contribute to increasing the corporate value of the Company), (b) whether the appropriateness of the terms and conditions of the Management Integration (including the share transfer ratio or share exchange ratio in cases where a joint share transfer or share exchange is conducted) has been ensured, (c) whether sufficient consideration has been given to the interests of the minority shareholders of the Company through fair procedures in the Management Integration, and (d) in addition to (a) through (c) above, whether the Management Integration is considered to not be disadvantageous to minority shareholders (collectively, the “Consultation Matters”). Additionally, in establishing the Special Committee, the Company positioned the Special Committee as a body independent from the Company’s board of directors, and in regard to decision-making concerning the Management Integration, the Company decided that the determination of the Special Committee will be respected to the maximum extent and that if the Special Committee determines that the purpose or transaction terms and conditions of the Management Integration are not appropriate, the Company will not support the Management Integration. Furthermore, at the board of directors meeting of the Company concerning the establishment of the Special Committee, the Company resolved to grant to the Special Committee (i) the authority to negotiate with A&D in regard to matters such as the transaction terms and conditions of the Management Integration, (ii) the authority to approve the advisors (the financial advisor and legal advisor) appointed by the Company, (iii) the authority to appoint advisors (financial advisors, legal advisors, and other advisors) for the Special Committee as necessary at the Company’s expense, (iv) the authority to request expert advice from the Company’s advisors (the financial advisor and legal advisor), and (v) the authority to collect information (the authority to request A&D and officers and employees of the Company to provide necessary information).

Following that, at the first meeting of the Special Committee held on October 8, 2021, the Special Committee selected Mr. Shuji Inoue as chairman after once again confirming the independence of each member, approved Harp’s selection of Yamada Consulting as its financial advisor and third-party valuation agency and Anderson Mori & Tomotsune as its legal advisor, and established a structure for consideration and negotiations regarding the Management Integration. The Special Committee also confirmed that there were no issues involving interests in A&D in regard to the directors of the Company involved in consideration, negotiations, and determinations relating to the Management Integration. The Special Committee held nine meetings in total from October 8, 2021 to November 28, 2021 and carefully considered the Consultation Matters by means such as collecting information through channels such as the Company’s secretariat and the advisors and engaging in discussions whenever necessary.

19

When engaging in that consideration, the Special Committee held interviews with A&D and confirmed matters such as the Company’s position within the A&D group, the background to the consideration of the Management Integration, the purpose of the Management Integration, the details of measures anticipated after the Management Integration, the merits and demerits of the Management Integration, the scheme of the Management Integration, and the business operation, officer structure, and governance structure after the Management Integration. Additionally, the Special Committee engaged in question and answer sessions with the management of the Company regarding matters such as the purpose of the Management Integration, the background to the consideration of the Management Integration, the business environment and management tasks facing the Company, the details of measures anticipated after the Management Integration, the merits and demerits of the Management Integration, and the content and procedures for formulating the business plans of the Company used as a basis for the calculation of the share exchange ratio. After receiving from Yamada Consulting explanations regarding the reasons for using the calculation methods used in the calculation of the share exchange ratio and the results of the calculation of the share exchange ratio with respect to the Share Exchange and reports on the status of negotiations with A&D, the Special Committee deliberated on, considered, and approved the negotiation policies, including the specific share exchange ratios proposed to A&D, and issued instructions and made requests, etc. in regard thereto and thereby participated in the negotiation of the share exchange ratio with A&D. The Special Committee also received explanations from Anderson Mori & Tomotsune, the Company’s legal advisor, regarding measures to ensure fairness in the procedures of the Management Integration and measures to avoid conflicts of interest in regard to matters such as the method and process of decision-making by the Company’s board of directors concerning the Management Integration, in addition to which it received explanations regarding the results of legal due diligence on A&D. Moreover, the Company requested Grant Thornton Yamada & Partners (“Yamada & Partners”) to conduct financial and tax due diligence on A&D, and the Special Committee received explanations regarding the results of that due diligence by Yamada & Partners. The Special Committee has also confirmed that Yamada & Partners does not have any material interests in A&D or the Company.

Furthermore, the Special Committee collected information regarding the Management Integration through materials, etc. related to the Management Integration submitted by the Company’s secretariat and the advisors, etc. and engaged in careful discussion, consideration, and deliberation on the Consultation Matters based on that information. After receiving reports as appropriate regarding matters such as the progress and details of discussions and negotiations between A&D and the Company regarding the Management Integration, until receiving the final proposal regarding the Share Exchange Ratio from A&D, the Special Committee engaged in discussions on multiple occasions regarding matters such as negotiation methods and was substantially involved in the negotiation process with A&D by means such as expressing its opinions to the Company.

Following this process and based on these explanations, calculation results, and other considered materials, the Special Committee submitted a report to the board of directors of the Company dated November 26, 2021 stating that (A) the purpose of the management integration in which the Company and A&D will transition to a joint holding company structure in which the Company and A&D will be business subsidiaries (the “Transaction”) can be found to be reasonable (and the Transaction will contribute to increasing the corporate value of the Company), (B) the appropriateness of the Share Exchange Ratio has been ensured, (C) sufficient consideration has been given to the interests of the shareholders of the Company through fair procedures in the Transaction, and (D) the Transaction is not considered to be disadvantageous to the minority shareholders of the Company.

20

(ii)	Approval by all directors of the Company without interests and opinion stating no objection from all corporate auditors of the Company without interests

Of the seven directors of the Company, Mr. Hao Zhang concurrently serves as a director of A&D, and Mr. Kazuhiro Nishijima and Mr. Hiroshi Sawaragi are employees of A&D; accordingly, at the board of directors meeting of the Company held on November 26, 2021 that resolved on the agenda regarding the Management Integration, in order to avoid conflicts of interest, the resolution was deliberated on by the four directors excluding Mr. Hao Zhang, Mr. Kazuhiro Nishijima, and Mr. Hiroshi Sawaragi, and was resolved by unanimous approval. In order to avoid conflicts of interest, Mr. Kazuhiro Nishijima and Mr. Hiroshi Sawaragi did not participate in consideration, discussions, or negotiations regarding the Management Integration on behalf of the Company. Additionally, as stated in “Reasons for Conducting the Share Exchange” in section 1 above, following the start of initial discussions with A&D that were held on a continuing basis from early May 2021, Mr. Hao Zhang continued to participate in those discussions on behalf of the Company even after assuming office as a director of A&D pursuant to a resolution of the annual shareholders meeting held on June 24, 2021, but after the Proposal, he has not participated in consideration, discussions, or negotiations regarding the Management Integration on behalf of the Company. Furthermore, other than Mr. Hao Zhang, Mr. Kazuhiro Nishijima, and Mr. Hiroshi Sawaragi, none of the directors of the Company have been an officer or employee of A&D or its subsidiaries or affiliates (excluding the Company) in the past five years. Mr. Hitoshi Ikehata, who left his position as a director of the Company at the end of the annual shareholders meeting held on June 24, 2021, is an employee of A&D, but after leaving his position as a director of the Company, he did not participate in any consideration, discussions, or negotiations regarding the Management Integration on behalf of the Company.

Additionally, three corporate auditors without interests in A&D participated in the above board of directors meeting, and each expressed an opinion that he or she did not object to the above resolution.

(4)	Matters concerning the appropriateness of the capital and capital reserve amounts of A&D, which will be the wholly-owning parent company resulting from share exchange

The amounts of A&D’s stated capital and capital reserves to be increased upon the Share Exchange will be specified by A&D in accordance with Article 39 of the Regulations on Corporate Accounting. The Company believes that such treatment is appropriate in light of laws and regulations as well as A&D’s capital policy.

4.	Matters of Reference Regarding the Consideration for the Exchange
(1)	Provisions of A&D’s articles of incorporation

A&D’s articles of incorporation are available on the Company’s website (https://www.holon-ltd.co.jp/ir/) in accordance with laws and regulations as well as Article 16 of the Company’s articles of incorporation.

21

(2)	Matters concerning method of conversion of the consideration for the exchange
(I)	Market on which the consideration for the exchange is traded

The A&D Common Shares are traded on the First Section of the Tokyo Stock Exchange.

(II)	Persons acting as intermediaries, brokers or agencies for trades of the consideration for the exchange

Intermediary, brokerage and agency services for the A&D Common Shares are provided by financial instruments service providers (such as securities companies) nationwide.

(III)	Details of restrictions on the transfer or other dispositions of the consideration for the exchange

Not applicable.

(3)	Matters concerning market prices of the consideration for the exchange

The average closing prices of the A&D Common Shares on the First Section of the Tokyo Stock Exchange during the one-month, three-month, and six-month periods up to the business day immediately preceding the date of publication of the execution of the Share Exchange Agreement (November 29, 2021) are JPY 1,218, JPY 1,112, and JPY 1,065, respectively.

The latest market price of, and other information on the A&D Common Shares can be found on the website of the Tokyo Stock Exchange (https://www.jpx.co.jp/), among other sources.

(4)	Contents of A&D’s balance sheet for each business year that ended in the last five years

This information is omitted because A&D has filed annual securities reports in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each of such business years.

5.	Matters Concerning the Appropriateness of the Provisions on Stock Acquisition Rights in Relation to the Share Exchange

Not applicable.

6.	Matters Concerning Financial Statements, Etc.
(1)	Contents of A&D’s financial statements, etc. for the most recent business year

The contents of A&D’s financial statements, etc. pertaining to its most recent business year (the year ended March 2021) are available on the Company’s website (https://www.holon-ltd.co.jp/ir/) in accordance with laws and regulations as well as Article 16 of the Company’s articles of incorporation.

(2)	Details of disposal of important property, burden of major obligations, or other event having material impact on the status of company property that has occurred after the last day of the most recent business year of A&D and the Company
(I)	A&D
A.	A&D established the Split Preparatory Company as of December 15, 2021.
22

B.	As of December 21, 2021, A&D and the Split Preparatory Company entered into an absorption-type company split agreement for the absorption-type company split wherein A&D is the splitting company and the Split Preparatory Company is the succeeding company for the purpose of causing the Split Preparatory Company to succeed to the Transferred Business.
(II)	The Company

Not applicable.

END

23